U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

    Korman                           Bernard             J.
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   (Last)                           (First)             (Middle)

    2129 Chestnut Street
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                                    (Street)

    Philadelphia                     PA                   19103
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

     Omega Healthcare Investors, Inc. (NYSE: OHI)

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Day/Year

     October 15, 2002

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5.   If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                  4.                              5.            Owner-
                                                                  Securities Acquired (A) or      Amount of     ship
                                      2A.            3.           Disposed of (D)                 Securities    Form:     7.
                                      Deemed         Transaction  (Instr. 3, 4 and 5)             Beneficially  Direct    Nature of
                        2.            Execution      Code         ------------------------------- Owned at End  (D) or    Indirect
1.                      Transaction   Date, if       (Instr. 8)                   (A)             of Month      Indirect  Beneficial
Title of Security       Date          any            ------------     Amount      or     Price    (Instr. 3     (I)       Ownership
(Instr. 3)              (mm/dd/yy)    (mm/dd/yy)     Code     V                   (D)             and 4)        (Instr.4) (Instr. 4)
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

Common Stock             10/15/02                       A*               581        A      $4.30    538,145          D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

If   the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
              2.                                                                                          Deriv-    of
              Conver-                          5.                              7.                         ative     Deriv-   11.
              sion                             Number of                       Title and Amount           Secur-    ative    Nature
              or             3A.               Derivative    6.                of Underlying     8.       ities     Secur-   of
              Exer-          Deem-    4.       Securities    Date              Securities        Price    Bene-     ity:     In-
              cise    3.     ed       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
              Price   Trans- Execu-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.            of      action tion     Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of      Deriv-  Date   Date,    (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative    ative   (mm/   if any   8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security      Secur-  dd/    (mm/dd/  ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)    ity     yy)     yy)     Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

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
Explanation of Responses:

* Grant of stock for payment of Director fees.



        /S/  Thomas H. Peterson                              October 17, 2002
---------------------------------------------            -----------------------
      ** Attorney-In-Fact                                      Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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